Exhibit 2(g)

BLACKSTONE ALTERNATIVE ALPHA FUND II

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement, dated and effective as of March 12, 2013, (the “Agreement”), is between Blackstone Alternative Asset Management L.P., a Delaware limited partnership (the “Investment Manager”), and Blackstone Alternative Alpha Fund II, a Massachusetts business trust (the “Fund”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Fund appoints the Investment Manager as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)	The Investment Manager agrees to furnish continuously an investment program for the Fund. In this regard the Investment Manager will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, continuously review, supervise and administer the investment program of the Fund, and supervise and arrange the day-to-day operations of the Fund.

The Investment Manager acknowledges that the Fund currently intends to seek to achieve its investment objectives by investing and reinvesting its assets primarily in Blackstone Alternative Alpha Master Fund (the “Master Fund”), which primarily invests, directly or indirectly, in investment partnerships, managed funds, securities and other assets held in segregated accounts and other investment funds (collectively, “Investment Funds”) that are not registered or required to register as investment companies under the Investment Company Act of 1940, as amended (the “Investment Company Act”), but that invest or trade in securities and other financial instruments and are managed by outside parties.

The Fund constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales.

The Fund may delegate to the Investment Manager, subject to revocation at the discretion of its Board of Trustees, the responsibility for voting proxies relating to the Fund’s portfolio holdings.

(b)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Trustees of the Fund and in accordance with the terms hereof, the Fund’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of the Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Fund’s Board of Trustees, all as from time to time in effect.

(c)	Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Investment Manager of any of its obligations under this Agreement.

3.	Fees.

The Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a management fee (“Management Fee”). The Management Fee is accrued monthly and payable quarterly. The Management Fee is calculated at the annual rate of 1.25% of the “net assets of the Fund” as of the end of each month, determined before giving effect to the payment of the Management Fee being calculated or to any purchases or repurchases of shares of the Fund or any distributions by the Fund. “Net assets of the Fund” means the value of the total assets of the Fund (including any assets attributable to leverage) minus accrued liabilities (other than liabilities representing leverage). In the event the Investment Manager is not acting as such for an entire calendar quarter, the Management Fee payable by the Fund for the calendar quarter shall be prorated to reflect the portion of the calendar quarter in which the Investment Manager is acting as such under this Agreement.

Notwithstanding anything to the contrary in this Agreement, no Management Fee shall be payable by the Fund to the Investment Manager under this Agreement with respect to any period during which the only investment security held by the Fund is that of another registered investment company. For purposes of this Agreement, the term “investment security” has the same meaning as under Section 12(d)(1)(E) of the Investment Company Act.

4.	Expenses.

(a)	Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Investment Manager. The Investment Manager may from time to time agree not to impose all or a portion of its Management Fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Manager. Unless otherwise agreed, any Management Fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

(b)	The Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares. The Fund will bear all of its ordinary administrative and operating expenses, including its pro rata share of fees and expenses of the Master Fund, which includes those fees and expenses incidental to the Master Fund’s purchase and sale of interests in, and the fees and expenses of, any Investment Funds, the Management Fee, risk management expenses, its ordinary and recurring investment expenses, including custodial costs, brokerage costs, interest charges, including its pro rata share of costs incurred by the Master Fund in connection with subscribing for, holding and redeeming interests in Investment Funds, consulting fees, compensation of members of the Fund’s Board of Trustees who are not directors, officers or employees of the Investment Manager or of any “affiliated person” (other than a registered investment company) of the Investment Manager, legal expenses; accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any Fund document) and tax information for shareholders and regulatory authorities, and all filing costs, fees, travel expenses and any other expenses which are directly related to the investment of the Fund’s assets (as well as its pro rata share of such fees and expenses directly related to the investment of the Master Fund’s assets). The Fund will pay any extraordinary expenses it may incur, including any litigation expenses. Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the Investment Company Act.

(c)	The Investment Manager will place orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)	The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)	The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in Investment Funds that limit the amount of assets and the number of accounts that they will manage, the Investment Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of Investment Funds for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)	It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)	The Fund and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser or sub-administrator as the Fund may reasonably request.

(b)	Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser or sub-administrator) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Investment Manager further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

7.	Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager, or reckless disregard of its obligations and duties hereunder, the Investment Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or ommission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s

responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as oposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by an independent legal counsel in a written opinion.

(b)	Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement, provided, however, that (i) the Indemnitee shall provide security considered in the sole discretion of the Fund to be appropriate for such undertaking, (ii) the Fund shall be insured against losses arising from any such advance payments, or (iii) either a majority of the Trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

10.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent the Fund.

11.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)	unless otherwise terminated, this Agreement shall continue in effect until March 31, 2014, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” of the Fund or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on sixty days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty. For purposes of this Section 11, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

12.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

13.	Use of the Name “Blackstone.”

The Fund acknowledges that, as between the Fund and the Investment Manager, the Investment Manager owns and controls the term “Blackstone.” The Investment Manager grants to the Fund a royalty-free, non-exclusive license to use the name “Blackstone” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the name “Blackstone” in the name of the Fund or otherwise. The name “Blackstone” may be used or licensed by the Investment Manager in connection with any of its activities, or licenced by the Investment Manager to any other party.

14.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

16.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

17.	Limitation of Liability of the Trustees, Officers, and Shareholders.

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising our of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BLACKSTONE ALTERNATIVE ASSET MANAGEMENT L.P.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE ALPHA FUND II

By:
Name:
Title: